JEWETT-CAMERON TRADING COMPANY LTD.

DELISTS FROM TORONTO STOCK EXCHANGE

North Plains, Oregon, October 11, 2012 - Jewett-Cameron Trading Company Ltd. (the “Company”) announced that it has voluntarily delisted its common shares from the Toronto Stock Exchange (TSX), effective at the close of business on Thursday, October 11, 2012.  The reason for voluntary delisting from the TSX is that the Company no longer desires to maintain dual listings, due to the costs involved and as the volume of trading on the TSX has been minimal.  The Company continues to trade on the NASDAQ Capital Market under the symbol “JCTCF.”

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About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Lumber Corporation’s business consists of the manufacturing and distribution of specialty metal products and wholesale distribution of wood products to home centers and other retailers located primarily in the United States. Greenwood Products is a processor and distributor of industrial wood and other specialty building products principally to customers in the marine and transportation industries in the United States. MSI-PRO is an importer and distributor of pneumatic air tools, industrial clamps, and the Avenger Products line of sawblades and other products.  Jewett-Cameron Seed Company is a processor and distributor of agricultural seeds.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings. Accordingly, actual results may differ, possibly materially, from predictions contained herein.

Contact: Don Boone, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.